Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-100282, 333-109020 and 333-131698), and in the related prospectuses, of First Reliance Bancshares, Inc. of our report, dated March 25, 2008, relating to the consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2007 Annual Report on Form 10-K of First Reliance Bancshares, Inc.

/s/ ELLIOTT DAVIS, LLC
Columbia, South Carolina
March 31, 2008